EXHIBIT 5.7

December 21, 2022

VIA EDGAR

United States Securities and Exchange Commission

Re:	Galiano Gold Inc. (the "Company") Registration Statement on Form F-10 dated December 21, 2022 (the "Registration Statement")

I hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical report (the "Technical Report"):

• "NI 43-101 Technical Report for the Asanko Gold Mine, Ashanti Region, Ghana" dated effective February 28, 2022 and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Registration Statement. This consent extends to any amendments to the Registration Statement, including any post-effective amendments.

Sincerely,

/s/ Mario E. Rossi
Mario E. Rossi, B.Eng., M.Sc (Geostatistics), FAusIMM, SME